EXHIBIT 10.3
AGREEMENT
BETWEEN
CHRISTOPHER & BANKS CORPORATION
AND
PETE MICHIELUTTI

THIS AGREEMENT is to be effective as of the date it is fully executed (the “Effective Date”), by and between Christopher & Banks Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), and Pete Michielutti (“Executive”).
PREAMBLE
Based upon the mutual promises contained in this Agreement and other consideration, Corporation and Executive have agreed to execute this Agreement containing the following terms and conditions:
ARTICLE 1
EMPLOYMENT
1.1    Executive agrees to continue to serve as Senior Vice President, Chief Financial Officer (“SVP, CFO”) of Corporation and as an officer of Corporation. Executive further agrees to perform such duties as are customarily incident to such position and such other duties which may be assigned to Executive from time to time by the Chief Executive Officer and/or the Board of Directors of Corporation.
ARTICLE 2
AT-WILL EMPLOYMENT
2.1    Executive acknowledges and agrees that his employment as an officer and employee of Corporation is on an at-will basis.
ARTICLE 3
DUTIES
3.1    Executive agrees to devote Executive’s full time and effort, to the best of Executive’s ability, to carry out the duties of SVP, CFO for the profit, benefit and advantage of the Company. Executive shall report directly to the Chief Executive Officer of the Corporation.

ARTICLE 4
COOPERATION
4.1    During Executive’s employment and for one (1) year thereafter, Executive agrees to cooperate fully with the Company, including its attorneys and accountants, in connection with any potential or actual litigation, other real or potential disputes, internal investigations or government investigations, which directly or indirectly involve the Company. Executive agrees to appear as a witness voluntarily upon the Company’s request regardless of whether served with a subpoena and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by the Company. With respect to the Executive’s cooperation obligations under this provision, for the one (1) year period following the cessation of Executive’s employment with the Company, the Company acknowledges that these cooperation obligations, if exercised, will impose on Executive’s time and could likely interfere with other commitments Executive may have in the future. Consequently, the Company shall attempt to schedule such depositions, court proceedings, consultations or meetings in coordination with Executive’s schedule and to allow Executive to participate telephonically as appropriate but Executive recognizes that scheduling of certain court proceedings, including depositions and trials, may be beyond the Company’s control and that for some matters or proceedings Executive’s physical presence may be required.
4.2    During the time Executive is receiving severance payments from the Corporation, Executive shall not be entitled to any additional payment for his efforts, assistance and/or cooperation pursuant to this section. If Executive is no longer receiving severance or any other form of payment, then the Corporation agrees to reimburse Executive for his time incurred under this Article 4 at a rate of $175.00 per hour for actual time spent attending such depositions, consultations or meetings. Notwithstanding the first sentence of this Section 4.2, the Corporation agrees to reimburse Executive for the out-of-pocket expenditures actually and reasonably incurred by Executive in connection with the performance of services contemplated by this Article 4, including hotel accommodations, coach airfare, transportation and meals consistent with the Corporation’s generally applicable expense reimbursement policies at such time.
4.3    It is expressly understood by the parties that (i) any services Executive may provide to Company pursuant to this Section 4 shall not be as an employee and Executive’s provision of such services shall not create an employment relationship between Executive and the Company, (ii) any payments to Executive pursuant to this provision are not wages and instead shall be reflected on a federal 1099 tax form, and (iii) the payment or reimbursement of expenses by the Corporation to Executive under this Article 4 shall be in exchange for Executive’s time and/or reimbursement for expenses actually incurred and are not intended or understood to be dependent upon the character or content of any information Executive discloses in good faith in any such proceedings, meetings or consultations.

ARTICLE 5
DEFINITIONS
5.1    “Cause” shall mean (i) any fraud, misappropriation or embezzlement by Executive in connection with or affecting the business of the Company or its affiliates, (ii) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by Executive, (iii) any gross neglect or persistent neglect by Executive to perform the duties assigned to Executive or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, (iv) any material breach of Articles 3.1, 4.1, 6 or 7 of this Agreement, or (v) any material violation of the Company’s written policies, procedures or codes of conduct. Provided further that in connection with clauses (iii) – (v), Executive shall first have received a written notice from the Corporation’s Chief Executive Officer or its Board of Directors that summarizes and reasonably describes the manner in which Executive has persistently neglected his duties, engaged in an act reasonably expected to cause substantial harm, materially breached Articles 3.1, 4.1, 6 or 7 of the Agreement, or materially violated a Company policy, procedure or Code of Conduct (the “Event”) and, to the extent the Event is capable of being cured, Executive shall have fourteen (14) calendar days from the date notice of the Event is delivered to Executive (via electronic mail, regular mail, in person or otherwise) to cure the same, but the Corporation is not required to give written notice of, nor shall Executive have a period to cure the same or any similar failure, which was the subject of an earlier written notice to Executive under this Article 5.1.
5.2    “Company” shall mean Corporation and/or its majority-owned and wholly-owned subsidiaries.
5.3    “Confidential Information” means any information that is not generally known outside the Company, including but not limited to trade secrets, and that is proprietary to the Company, relating to any phase of the Company’s existing or reasonably foreseeable business, including information conceived, discovered or developed by Executive. Confidential Information includes, but is not limited to, business plans; strategic plans and initiatives; financial information, statements and projections; new store plans or locations; payroll and personnel records and information; marketing information, materials and plans; product designs; supplier information; customer information; customer lists; project lists; information relating to pricing and costs; or other information that is designated by the Company as “Confidential” or other similar designation or is treated by the Company as Confidential.
5.4    A “Competitor” means any of the following women’s specialty apparel companies: Ann Taylor Stores Corporation; Ascena Retail Group, Inc.; Cato Corporation; Chicos FAS, Inc.; Coldwater Creek, Inc.; New York & Co., Inc.; and The Talbots, Inc. “Competitor” shall also include: (i) all divisions, subsidiaries, affiliates and successors in interest of the stores or legal entities identified in this Article 5.4; and (ii) any person, business, or entity where a substantial portion of Executive’s duties involve providing advice, consultation, products or services to any of the entities or their affiliates identified in this Section 5.4.

ARTICLE 6
NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT
6.1    During Executive’s employment, Executive shall not plan, organize or engage in any business competitive with the Company or any product or service marketed or planned for marketing by the Company or assist or work with any other person or entity to do so.
6.2    During Executive’s employment and for a period of one year after termination of Executive’s employment with the Company for any reason, under any circumstance, by either party, whether voluntary or involuntary, Executive shall not, without the prior written permission of the Corporation’s Board of Directors, (i) directly or indirectly engage in activities with a Competitor or (ii) own (whether as a shareholder, partner or otherwise, other than as a 3% or less shareholder of a publicly held company) any interest in a Competitor, or (iii) be connected as an officer, director, advisor, consultant, agent or employee or participate in the management of any Competitor. If Executive violates this provision, then the duration of the restriction set forth in this provision shall be extended by the period of time during which Executive was not in compliance with this provision, provided that, except by order of a court of competent jurisdiction, this restriction shall not apply past the two-year anniversary of the last date of Executive’s employment with the Company. If Executive is interested in pursuing any activity that may violate this provision, the Corporation encourages Executive to bring that situation to the Corporation’s attention so that the parties can consider and discuss in advance whether Executive’s proposed activity would violate this provision and/or whether some accommodation might be possible that would allow Executive to engage in such activity while still protecting the Company’s legitimate interests.
6.3    During Executive’s employment and for a period of one year after termination of Executive’s employment with the Company for any reason, under any circumstance, by either party, whether voluntary or involuntary, Executive shall not solicit, entice, encourage, or induce (or attempt to do so, directly or indirectly), any employee of the Company to leave or terminate his or her employment with the Company or to establish a relationship with a Competitor. This Article 6.3 shall apply to the then-current employees of the Company and any individual who was employed by the Company at any time in the forty-five (45) day period immediately prior to Executive’s last day of employment with the Company. If Executive violates this provision, then the duration of the restriction set forth in this provision shall be extended by the period of time during which Executive was not in compliance with this provision, provided that, except by order of a court of competent jurisdiction, this restriction shall not apply past the two-year anniversary of the last date of Executive’s employment with the Company.
6.4    During Executive’s employment and for a period of one year after termination of Executive’s employment with the Company for any reason, under any circumstance, by either party, whether voluntary or involuntary, Executive shall not solicit, engage, or induce (or attempt to do so, directly or indirectly) any vendor, supplier, sales agent or buying agent of the Company to commence work on behalf of, or to establish a relationship with, a Competitor or to sever or materially alter his/her/its relationship with the Company. The post-termination obligations of this Article 6.4 shall apply to the vendors, suppliers, sales agents and buying agents of the Company as of the date of Executive’s termination and at any time in the one-year period immediately prior to Executive’s termination date. If Executive violates this provision, then the duration of the restriction set forth in this provision shall be extended by the period of time during which Executive was not in compliance with this provision, provided that, except by order of a court of competent jurisdiction, this restriction shall not apply past the two-year anniversary of the last date of Executive’s employment with the Company.
6.5    If Executive’s employment is involuntarily terminated by the Corporation other than for Cause, the Corporation shall pay Executive the greater of (i) $175,000 or (ii) six (6) months of Executive’s highest annual salary at any time during the twelve (12) month period preceding the date of Executive’s termination, paid according to the Corporation’s normal payroll schedule and practices and subject to applicable withholdings, deductions, and tax reporting requirements; provided that as a condition to receipt of such severance Executive executes and does not rescind a general release of claims as prepared by the Corporation and in favor of the Company. Further, in the absence of an applicable government subsidy with respect to COBRA coverage and provided that Executive timely elects COBRA and executes and does not rescind the release of claims referred to above, the Company shall continue to pay for the six (6) months following the Executive’s last date of employment the employer portion of the premiums for health and dental insurance coverage under the Company’s group health and dental insurance plans in which Executive was participating on the last date of employment. Executive shall continue to be responsible to pay Executive’s portion of the premiums, if any, for such insurance coverage during this period. The Company will discontinue payments under this Article 6.5 if, and at such time, Executive (i) is covered or eligible to be covered under the health and/or dental insurance policy of a new employer, or (ii) ceases to participate, for whatever reason, in the Company’s group insurance plans. By his signature below, Executive acknowledges and agrees that the Company may modify or terminate its group insurance plans at any time and that Executive shall have the same right to participate in the Company’s group insurance plans only as is provided on an equivalent basis to the Company’s employees. Executive further agrees to promptly provide the Company notice if Executive becomes covered or eligible to be covered under the health and/or dental insurance policy of a new employer. In the event there is a government subsidy with respect to COBRA for which the Company and/or Executive is eligible at time of Executive’s termination of employment, then such subsidy shall take precedence and be controlling and the Company shall not be obligated to pay the employer portion of premiums as described above but only to comply with the subsidy criteria.
6.6    Executive promises and agrees not to disparage the Company and the Company’s officers, directors, employees, products or services.

ARTICLE 7
CONFIDENTIAL AND PROPRIETARY INFORMATION, IDEAS, AND PROPERTY
7.1    Executive promises and agrees to take reasonable measures to maintain and preserve the confidentiality of the Confidential Information.
7.2    Executive promises and agrees not to use or disclose Confidential Information except in the course of performing Executive’s duties solely for the benefit of, and on behalf of, the Company.
7.3    Executive promises and agrees not to use, discuss, disclose, divulge, or make available in any way, whether directly or indirectly, Confidential Information to any person or entity not authorized by the Company to receive or use it.
7.4    Executive promises and agrees not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the contents and terms of this Agreement, other than to Executive’s legal and financial advisors or Executive’s spouse, if applicable, provided such persons agree to keep the information confidential, or as otherwise required by law.
7.5    Employee acknowledges and agrees that all documents, electronic data or files, or other tangible property relating in any way to the business of the Company, including those which are conceived by Executive or come into Executive’s possession during Executive’s employment, are and shall remain the exclusive property of the Company, and Executive agrees to return all such documents, electronic data and files, and tangible property to the Company upon termination of Executive’s employment or at such earlier time as the Company may request of Executive, and Executive further promises and agrees not to retain any copies, summaries, or abstracts thereof.
7.6    The obligations of this section shall continue after the termination of Executive’s employment and shall be binding on Executive’s assigns, executors, administrators, or other legal representatives.
ARTICLE 8
JUDICIAL CONSTRUCTION
8.1    Executive believes and acknowledges that the provisions contained in this Agreement, including without limitation the provisions contained in Articles 4.1, 6, and 7 of this Agreement, are fair and reasonable and necessary to protect the Company’s legitimate interests. Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part, such finding shall not invalidate any such provision, nor the Agreement, in its entirety, but rather the provision in question shall be construed, blue-lined, reformed, rewritten, and/or equitably modified by the court as if the most restrictive covenants permissible under applicable law were contained herein.

ARTICLE 9
RIGHT TO INJUNCTIVE RELIEF
9.1    Executive acknowledges that a breach or threatened breach by Executive of any of the terms of Articles 4.1, 6 or 7 of this Agreement will render irreparable harm to the Corporation or its related entities. Accordingly, the Corporation shall therefore be entitled to any and all equitable relief, including, but not limited to, temporary and permanent injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties, and to recover from Executive all costs of litigation including, but not limited to, attorneys’ fees and court costs incurred in enforcing the provisions of Articles 4, 6 and 7.
9.2    Executive acknowledges and agrees that, in the event a court determines that a bond is necessary in connection with any grant to the Corporation of injunctive relief, then a fair and reasonable amount for any such bond would be $5,000.
ARTICLE 10
ASSIGNMENT
10.1    Executive consents to and the Corporation shall have the right to assign this Agreement to its successors or assigns. Additionally, Executive consents to and the Corporation shall have the right to assign this Agreement to any subsidiary, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by its successors or assigns.
10.2    For purposes of Article 10.1 and the possible assignment of this Agreement, the terms “successors” and “assigns” shall include any corporation which buys all or substantially all of the Corporation’s assets, or a controlling portion of its stock, or with which it merges or consolidates.
10.3    Executive’s rights under this Agreement are personal to Executive and may not be assigned except with the written consent of the Corporation’s Board of Directors.
ARTICLE 11
FAILURE TO DEMAND PERFORMANCE AND WAIVER
11.1    The Corporation’s failure at any time to demand strict performance or compliance by Executive either during or after Executive’s employment with any part of this Agreement shall not be deemed to be a waiver of the Corporation’s rights under this Agreement or by operation of law. The Corporation’s rights under this Agreement can only be waived expressly, in writing by the Corporation’s Board of Directors. Any express waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

ARTICLE 12
ENTIRE AGREEMENT
12.1    The Corporation and Executive acknowledge that this Agreement contains the full and complete agreement between and among them, that there are no oral or implied agreements or other modifications relating to the same subject matter not specifically set forth herein. The parties further agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by both parties.
ARTICLE 13
GOVERNING LAW
13.1    The parties acknowledge that the Corporation’s principal place of business is located in the State of Minnesota. The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota.
13.2    Executive and the Company agree to submit to the exclusive jurisdiction of, and venue in, the courts of the State of Minnesota, County of Hennepin, or of the Federal District Court of Minnesota with respect to any dispute that may arise between them.
ARTICLE 14
SURVIVAL
14.1    The parties agree that Articles 4, 6 and 7 of this Agreement, and those provisions necessary for the enforcement of Articles 4, 6 and 7 of this Agreement, shall survive termination of this Agreement and termination of Executive’s employment for any reason.
ARTICLE 15
UNDERSTANDINGS
15.1    Executive hereby acknowledges that (i) this Agreement constitutes good and valuable consideration in exchange for the obligations and agreements undertaken by Executive by this Agreement, including, without limitation, the provisions contained in Articles 6 and 7 of this Agreement, (ii) Executive has carefully considered the obligations, restrictions, and undertakings contained in this Agreement and, having had the opportunity to confer with counsel of Executive’s own choosing, has determined that they are reasonable; and (iii) the obligations, restrictions, and undertakings contained in this Agreement will not unduly restrict Executive in securing other employment or earning a livelihood in the event of Executive’s termination of employment.

15.2    Executive promises and agrees to inform any potential new employer of the restrictions contained in Articles 6 and 7 of this Agreement. By signing below, Executive also authorizes the Corporation to notify third parties (including, but not limited to, Executive’s actual or potential future employers) of Articles 6 and 7 of this Agreement, and those provisions necessary for the enforcement of Articles 6 and 7 of this Agreement, and Executive’s responsibilities hereunder.
15.3    Executive represents and warrants to the Corporation that Executive is not under, or currently bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Executive of Executive’s obligations hereunder.
15.4    If Executive possesses any information that Executive knows or should know is considered by any third party to be the confidential, trade secret, or otherwise proprietary information of such third party, Executive shall not disclose such information to the Company or use such information in the course of Executive’s employment or in any other way to benefit the Company.
IN WITNESS WHEREOF, the Corporation has hereunto signed its name and Executive hereunder has signed Executive’s name, all as of the day and year written below.

CHRISTOPHER & BANKS CORPORATION

Date:	January 30, 2013	By:	/s/ LuAnn Via

Witness:	/s/ Luke Komarek	Its:	President and Chief Executive Officer

PETE MICHIELUTTI

Date:	January 30, 2013	/s/ Pete Michielutti

Witness:	/s/ Luke Komarek